Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER AND YEAR ENDED MARCH 31, 2018

CONFERENCE CALL TRANSCRIPT

MAY 7, 2018 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds Conference Call to review the Financial Results for the Fourth Fiscal Quarter and Fiscal Year ended on March 31, 2018. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription pet medication and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct our consumers to order by phone or on the internet, and aims to increase the recognition of the PetMed's family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medication in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. Good morning. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results, or events, to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone and thank you for joining us. Today, we will review the highlights of our financial results. We'll compare our fourth fiscal quarter and fiscal year ended on March 31, 2018 to last year's quarter and fiscal year ended on March 31, 2017.

For the fourth fiscal quarter ended on March 31, 2018, our sales were $67.3 million compared to sales of $63.0 million for the same period the prior year, an increase of 6.8%. For the fiscal year ended on March 31, 2018, sales were $273.8 million compared to $249.2 million for the prior fiscal year, an increase of 9.9%. The increase in sales for the quarter was due to an increase in reorder sales and the increase in sales for the fiscal year was due to increases in new order and reorder sales. The average order value was approximately $89 for the quarter compared to $86 for the same quarter the prior year.

For the fourth fiscal quarter, net income was $10.2 million, or $0.50 diluted per share, compared to $7.5 million, or $0.37 diluted per share, for the same quarter the prior year, an increase to net income of 36%. For the fiscal year, net income was $37.3 million, or $1.82 diluted per share, compared to $23.8 million, or $1.17 diluted per share, a year ago, an increase to net income of 57%. The increases in net income for the quarter and the fiscal year were mainly due to higher gross profit margins. In addition, the new tax law helped boost our earnings.

New order sales decreased by 5.0% to $10.3 million for the quarter compared to $10.9 million for the same period the prior year. For the fiscal year, new order sales increased by 8.0% to $46.3 million compared to $42.9 million for the prior year. Reorder sales increased by 9.4% to $57.0 million for the quarter compared to reorder sales of $52.1 million for the same quarter the prior year. For the fiscal year, reorder sales increased by 10.3% to $227.5 million compared to $206.3 million for the prior year.

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We acquired approximately 113,000 new customers in our fourth fiscal quarter compared to 126,000 for the same period the prior year, and we acquired approximately 521,000 new customers in the fiscal year compared to 514,000 for the prior year. For the quarter, approximately 85% of our sales were generated on our website compared to 83% for the same period the prior year.

The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-season.

For the fourth fiscal quarter, our gross profit as a percent of sales was 37.0% compared to 35.1% for the same period a year ago. For the fiscal year, our gross profit as a percent of sales was 35.7% compared to 31.8% for the prior year. The percentage increases for the quarter and the fiscal year can mainly be attributed to a shift in sales to higher margin items.

Our general and administrative expenses as a percent of sales was relatively flat at 9.0% for the quarter compared to 8.9% for the same quarter the prior year, and for the fiscal year, it was at 8.9% compared to 9.2% for the prior year.

For the quarter, we spent about the same $4.3 million in advertising compared to $4.4 million for the same quarter the prior year. For the fiscal year, our spending was $19.3 million for advertising compared to $17.7 million for the prior fiscal year, an increase of 9.0%. We increased advertising for the year to stimulate new order sales. Advertising cost of acquiring a customer for the quarter was approximately $38 compared to $35 for the same quarter in the prior year, and for the fiscal year, it was $37 compared to $34 for the prior fiscal year. The increases are mainly due to increases in advertising cost.

We had $77.9 million in cash and cash equivalents and $23.3 million in inventory, with no debt as of March 31, 2018. Net cash from operations for the fiscal year was $37.4 million compared to $47.2 million for the prior fiscal year. The majority of the decrease was due to accounts payable staying relatively flat and an increase in inventory compared to the last fiscal year. Capital expenditures were approximately $700,000 for the fiscal year. This ends the financial review. Operator, we're ready to take questions.

Coordinator:

Thank you. We will now begin the question-and-answer session. If you would like to ask a question, please press star followed by the number 1. Please unmute your phone and record your name and company name clearly when prompted. These are required to introduce your question, and to cancel your request, you may press star followed by the number 2. One moment please for our first question, and our first question is from the line of Kevin Ellich of Craig-Hallum. Your line is now open.

Kevin Ellich:

Good morning, Mendo. Thanks for taking the questions. Just wanted to start off with gross margins another really solid increase on year-over-year basis. I mean, can you give us a little bit of color as to is it still the new generation - next generation products that’s driving this year-over-year increase? And how sustainable and how high do you think gross margin can go?

Mendo Akdag:

It is. Yes, it is a shift to higher margin items, next generation medications. Our margins, going forward, will depend on the sales product mix and also how the competition behaves price wise. The market gets more competitive typically during spring and summer.

Kevin Ellich:	Are you seeing that already? Do you think you’re going to have to provide more discounts and I guess shift your pricing strategy due to competition?

Mendo Akdag:	It's possible. The competition picked up in the last week or two, so we will see what happens.

Kevin Ellich:	Got you. And then with the, I guess, really long winter and harsh winter, did you notice a, I guess, delay in flea and tick sales or was that expected on your behalf?

Exhibit 99.1 Page 2 of 4

Mendo Akdag:

The weather was colder, as you pointed out, and the colder weather negatively impacts demand, especially on flea and tick and somewhat on heartworm meds. So we were not as aggressive as you noticed. We spent about the same dollars in advertising as we did the last - same quarter last year.

Kevin Ellich:

Okay, and then new customer sales actually was down about 5%. We calculated about 5.6%. I know you had a tough comp in fiscal Q4 of last year, but was there anything else going on with new customer sales being down for the first time in about eight quarters?

Mendo Akdag:	Yes, we just talked about the colder weather typically negatively impacts demand, and so we were not as aggressive.

Kevin Ellich:

Got you. And then, Bruce, can you give us a little bit of color around the cash flow? Again, it came in a little bit light relative to our expectation. I think it was really working capital. You guys called out higher inventory this year, which we were modeling. But in fiscal Q4, specifically, it looked like income taxes payable might have been one of the culprits relative to our expectation?

Bruce Rosenbloom:

I think really the biggest change, as Mendo actually spoke about it in his prepared remarks, is really a change in payables comparison to last year versus this year, although inventory also contributed to it as well. I think those were the main factors with the cash flow from operation.

Kevin Ellich:	Got you. Got you. And then any commentary or thoughts on G&A and ad spend as we head in - for fiscal '19?

Mendo Akdag:	For this current fiscal year, you mean?

Kevin Ellich:	Yes, exactly.

Mendo Akdag:

If you look at the G&A, there was an increase mainly on payroll, mainly due to stock-based compensation because of the stock price going up during the fiscal year compared to the prior year. And also, credit card processing fees were up due to increased sales. So we will see what happens.

Kevin Ellich:	Okay. And ad spend, Mendo?

Mendo Akdag:	We anticipate spending more on advertising compared to the last fiscal year.

Kevin Ellich:	Great. Thanks, guys.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. And our next question is from the line of Anthony Lebiedzinski of Sidoti & Company. Your line is now open.

Anthony Lebiedzinski:

Yes, good morning, and thank you for taking the questions. So Mendo, just wondering if, this may be difficult for you to answer, but any sort of color if you could provide as to the impact of the weather that you think the colder, unseasonable colder weather may have had on your sales in the March quarter?

Mendo Akdag:

The weather was colder, so the colder weather negatively impacts demand on the categories flea and tick and somewhat on heartworm. So that’s why our advertising spending was flat for the March quarter.

Anthony Lebiedzinski:

Got it. Okay. All right. And then as far as your comment that the competitive pricing has picked up last week or so. I mean, just wanted to get some clarification. Is this sort of normal typical seasonal timeframe where you see a little bit more pricing promotions? Or is there anything unusual about what you’re seeing now? Or again is it just more kind of as expected?

Mendo Akdag:	It's normal, typical. In spring, typically, competition increases.

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Anthony Lebiedzinski:

Got it. Okay. And as far as the AOV increase, again, it was up this quarter. Just wanted to get a sense for you as to the sustainability of continued increases or how should we think about the AOV (average order value) going forward?

Mendo Akdag:	It's - I mean, the sales are shifting to higher priced items. So it's going to depend on the mix. Also, we are fairly successful on selling multiple packs.

Anthony Lebiedzinski:	Okay. Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:

Once again, participants, if you'd like to ask a question, just please press star followed by the number 1 and record your name and company name after the prompt. And speakers we don’t have questions on queue at this time. Let me hand it back to you.

Mendo Akdag:

Thank you. In fiscal 2019, we are focusing on continuing to increase sales and improve our service levels. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you everyone for joining. You may all disconnect at this point.

END

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